SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  /  /

Filed by a Party other than the Registrant  /x/

Check the appropriate box:

/x/  Preliminary Proxy Statement

/  /  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))

/  /  Definitive Proxy Statement

/  /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to ss. 240a-12


                             FIDELITY BANCORP, INC.
                (Name of Registrant as Specified in Its Charter)

                             FINANCIAL EDGE FUND, LP
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

/x/  No fee required.

/  /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)    Title of each class of securities to which transaction applies:
         (2)    Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act 0-11:
         (4)    Proposed maximum aggregate value of transaction:
         (5)    Total fee paid:

/  /  Fee paid previously with preliminary materials.

/  / Check box if any part of the fee as provided by Exchange Act
Rule 0-11(a)(2) and identify for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration No.:
         (3)      Filing Party:
         (4)      Date Filed:

                             FIDELITY BANCORP, INC.

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                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 22, 2003

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                     PROXY STATEMENT OF THE PL CAPITAL GROUP

--------------------------------------------------------------------------------

                                IN OPPOSITION TO
                    THE MANAGEMENT OF FIDELITY BANCORP, INC.

--------------------------------------------------------------------------------

WHY YOU WERE SENT THIS PROXY STATEMENT

This proxy statement and the accompanying WHITE proxy card are being furnished to holders of the common stock of Fidelity Bancorp, Inc. ("Fidelity Bancorp" or the "Company") in connection with the solicitation of proxies by the PL Capital Group. The PL Capital Group seeks to elect one candidate, Mr. John Wm. Palmer, to Fidelity Bancorp's Board of Directors, in opposition to the directors nominated for election by the Company.

The PL Capital Group beneficially owns an aggregate of 305,250 shares, approximately 9.9%, of Fidelity Bancorp's outstanding common stock ("Common Stock"). The PL Capital Group consists of PL Capital, LLC ("PL Capital"), Financial Edge Fund, LP ("Financial Edge Fund"), Financial Edge/Strategic Fund, LP ("Financial Edge Strategic"), Goodbody/PL Capital, LP ("Goodbody/PL LP"), Goodbody/PL Capital, LLC ("Goodbody/PL LLC"), Archimedes Overseas Ltd., John Wm. Palmer, Richard Lashley and Garrett Goodbody. This proxy statement sometimes refers to the PL Capital Group as the "Group," "we," "us," "our" and variants of those words.

The PL Capital Group is soliciting proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") of Fidelity Bancorp. The Annual Meeting is scheduled to be held on Wednesday, January 22, 2003 at 10:00 a.m. (local time) at the Company's headquarters at 5455 West Belmont Avenue, Chicago, Illinois. This proxy statement is first being mailed to stockholders on or about December ___, 2002.

WHY WE ARE NOMINATING A CANDIDATE FOR THE BOARD OF DIRECTORS

We are seeking one board seat because we believe we are entitled to representation on the board of directors given our status as the largest stockholder in Fidelity Bancorp, excluding the Company's ESOP plan. It is also our belief that the Company would benefit by having an outside, independent shareholder on the Board who has not been nominated by the existing management team and board.

Our investment firm specializes in targeted investments in the banking sector and we have a track record of obtaining board representation in banks and thrifts in which the PL Capital Group owns substantial amounts of stock.

Mr. Palmer, our nominee, has a strong background in the banking sector. Mr. Palmer, who is a co-founder of PL Capital, is a former CPA with twenty years of banking related experience. He currently serves as

Chairman of the Board of Security Financial Bancorp, Inc. (Nasdaq symbol: SFBI), a $200 million in assets thrift based in northwest Indiana. He is also a member of the board of directors of Franklin Bancorp, Inc. a $600 million in assets commercial bank in Southfield, MI (Nasdaq symbol: FBCP). The PL Capital Group owns approximately 10% of the outstanding stock of both Security Financial and Franklin Bancorp. Mr. Palmer resides and works in the Chicagoland area, Fidelity's market area.

DESPITE FIDELITY'S RECENTLY STRONG RESULTS, WE HAVE CONCERNS OVER WHETHER THOSE RESULTS ARE SUSTAINABLE IN THE LONG-TERM.

The Company operates through its primary operating subsidairy, Fidelity Federal Savings Bank, which has five full service locations in Chicago and its immediate suburbs. Fidelity converted from a mutual to a stock organization in 1993. Since that time, Fidelity has steadily improved its earnings per share (EPS), book value per share and return on equity (ROE). However, in our view, Fidelity's recent progress in improving net income and ROE has come primarily from record low interest rates, which are beyond the Company's control and may not be sustainable.

For example, the Company's net interest margin increased to 3.32% for the fiscal year ended September 30, 2002, compared to 2.41% for the year ended September 30, 2001. Due primarily to the increased net interest margin, net interest income in fiscal 2002 increased by $6.6 million compared to fiscal 2001. The $6.6 million increase in net interest income accounted for approximately 50% of Fidelity's pre-tax income in fiscal 2002. If the increase in the net interest margin had not occurred, Fidelity would have earned less in fiscal 2002 versus fiscal 2001. Record low interest rates have also caused a large increase in mortgage lending activity and sales of investment securities at a gain, at Fidelity and other mortgage lenders. In fact, gain on sale of loans and securities was $1.8 million pretax in fiscal 2002, up from $977 thousand in fiscal 2001.

Our nominee's goal is to assist the Company's board and management in creating a set of products and services, and a balance sheet composition, that is less dependent upon the term and structure of open market interest rates. However, we are aware that such a transition is not easily accomplished or risk free and may not be accomplished even if our candidate is elected to the board.

GIVEN THE DIFFICULTY OF RESHAPING FIDELITY, WE ALSO BELIEVE FIDELITY SHOULD IMPLEMENT ADDITIONAL SHAREHOLDER VALUE MAXIMIZING ACTIONS.

We believe Fidelity should strongly consider implementing the following strategic actions:

(1) STOCK BUYBACKS: The Company should buy back stock in the open market whenever such purchases are accretive to earnings per share, regardless of whether the repurchase price is above or below book value per share. Stock repurchases have been minimal in the past two years.

(2) MERGERS AND ACQUISITIONS: Fidelity's board should strongly consider whether an acquisition of Fidelity by another bank or thrift would produce superior shareholder value compared to remaining independent. The Chicagoland banking market in which Fidelity operates is considered to be one of the least consolidated banking markets in the country. As stated in a recent article (November 5, 2002) in the banking industry newspaper, the American Banker, entitled "Two Deals Ignite the Rumor Mill in Chicago--Smaller Area Banks Seen Teaming Up With Midsize Players," "With two deals announced in the last two business days, Chicago area bankers are predicting that acquisition activity in what is widely viewed as the nation's most fragmented banking market is about to heat up." We agree with that assessment and believe participating in consolidation (i.e., mergers) is a proper strategy to create superior shareholder value for most small banks/thrifts such as Fidelity.

If elected, our candidate will encourage the board and management of Fidelity to examine and pursue these two strategic initiatives, although there can be no assurances that our candidate, as one member of the board of directors, will be successful in convincing the other members of the board and management that such strategies should be pursued, or that such strategies, if pursued, will be successful.


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

OUR NOMINEE FOR DIRECTOR

Fidelity Bancorp's Board currently consists of six directors. Two seats on the Board of Directors are open for election at the Annual Meeting.

At the Annual Meeting, the PL Capital Group will seek to elect Mr. John Wm. Palmer to fill one of the two open director seats, in opposition to the Company's nominees. The election of Mr. Palmer requires the affirmative vote of a plurality of the votes cast. If elected, Mr. Palmer would be entitled to serve a three-year term.

Mr. Palmer has significant experience in the banking industry. We believe he would be a strong addition to Fidelity Bancorp's Board of Directors.

MR. JOHN WM. PALMER

John Wm. Palmer, age 42, is the co-founder and co-owner of PL Capital, an investment management entity which serves as the General Partner of Financial Edge Fund and Financial Edge Strategic. He is also a founder and managing member of Goodbody/PL LLC, the general partner of Goodbody/PL LP. Each of those entities is engaged in the management of investments in the banking industry.

Mr. Palmer is currently the Chairman of the Board of Security Financial Bancorp, Inc., a $200 million in assets thrift in northwest Indiana. At Security Financial Mr. Palmer also serves as chairman of the Audit, Compensation, and Nominating committees of the Board. Mr. Palmer is a member of the board of directors of Franklin Bancorp, Inc,. a $600 million in assets commercial bank in Southfield, Michigan, where he serves on the Loan, Audit, and Special Committees of the Board. Additionally, Mr. Palmer serves on the board of Clever Ideas, Inc. a privately held finance company based in Chicago.

Prior to co-founding PL Capital in 1995, Mr. Palmer was a Managing Director in KPMG Peat Marwick's Corporate Finance Group, where he specialized in bank mergers and acquisitions. Prior to joining the Corporate Finance Group, Mr. Palmer was a CPA in KPMG's bank auditing practice, where he specialized in the audits of banks and thrifts based in the Midwest. Mr. Palmer joined KPMG in 1983.

He has a B.S. in Business Administration from Walsh College in Michigan. Mr. Palmer lives with his wife and three children in Naperville, Illinois. He also is actively involved in community activities. He serves on the Board of Directors of the Tony Award winning Victory Gardens Theater in Chicago, where he also serves as Treasurer.

Mr. Palmer is the beneficial owner of 305,250 shares of Fidelity Bancorp Common Stock (inclusive of the 100 shares he owns directly), as a member of the PL Capital Group.

Mr. Palmer has consented to being named in this proxy and to serve, if elected, however, if he is unable to serve as a director, the persons named as proxy on the attached WHITE card will vote for the election of another nominee as may be proposed by the PL Capital Group.

Before voting, we urge you to review the qualifications of Mr. Palmer and consider the shareholdings of the PL Capital Group, in order to decide for yourself whether Mr. Palmer is best suited to represent your, and other stockholders', interests.

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

THE PL CAPITAL GROUP

The PL Capital Group consists of PL Capital, Financial Edge Fund, Financial Edge Strategic, Goodbody/PL LP, Goodbody/PL LLC, Archimedes Overseas Ltd. ("Archimedes Overseas"), John Wm. Palmer, Richard Lashley and Garrett Goodbody.

Formed in late 1995 by John Wm. Palmer and Richard Lashley, PL Capital (and its affiliates, which collectively are the PL Capital Group) specializes in targeted investments in banks and thrifts. Goodbody/PL LLC was formed by Messrs. Palmer, Lashley and Goodbody in late 2000. The Group's investment strategy is to invest in underperforming banks and thrifts that can be acquired at a discount to the underlying bank/thrift's franchise value (i.e., the value of the bank/thrift in a sale/merger) and earnings power.

Members of the PL Capital Group believe they have significant prior experience investing in banks and thrifts. The Group currently owns more than 5% of five different banks and thrifts, including Fidelity Bancorp. At least one member of the Group currently serves on the boards of directors of each of these five companies, other than Fidelity Bancorp.

Besides Fidelity Bancorp, since 1996 the PL Capital Group has owned (or still owns) more than 5% of outstanding stock of the following banks/thrifts:

      (1) Haven Bancorp, Westbury, NY (former symbol: HAVN): Haven was a $3 billion in assets thrift. Messrs. Goodbody and Lashley served on the Board of Haven, which was sold to NY Community Bancorp (symbol:
            NYCB) in late 2000.

      (2) Cameron Financial, Cameron, MO (former symbol: CMRN): Cameron, a $300 million in assets thrift, announced a sale to Dickinson Financial in October 2000.

      (3) SuburbFed Financial, Flossmoor, IL (former symbol: SFSB): SuburbFed, a $450 million in assets thrift, was sold to CFS Bancorp (symbol:
            CITZ) in early 1998.

      (4) MidConn Bank, Kensington, CT (former symbol: MIDC): MidConn, a $350 million in assets thrift, was sold to Eagle Financial (now part of Webster Financial, symbol: WBST) in 1997.

      (5) Wells Financial, Wells MN (symbol: WEFC): Wells Financial, is a $225 million in assets thrift based in southern Minnesota. In May 2002, the PL Capital Group reduced its holdings in WEFC below 5%.

      (6) Equitable Bank, Wheaton, MD (symbol: EQSB): Equitable, a $500 million in assets thrift, placed Group member Mr. Goodbody on its board of directors in late 2001. In September 2002, Equitable announced it had agreed to be sold to BB&T, a large regional bank.

      (7) Central Bancorp, Somerville, MA (symbol: CEBK): Central is a $500 million in assets thrift. In October 2002, Group members Mr. Goodbody and Mr. Richard Fates were elected to Central's baord of directors following a proxy contest in opposition to Central's management.

      (8) Security Financial Bancorp, Inc., St. John, IN (symbol: SFBI): As mentioned above, Mr. Palmer is the Chairman of the Board of Security Financial. PL Capital Group member Mr. Lashley is also a director. Messrs. Palmer and Lashley were added to the board of Security Financial in 2000.

      (9) Franklin Bancorp, Inc., Southfield, MI (symbol: FBCP): As mentioned above, Messrs. Palmer is on the board of Franklin, along with Mr. Lashley.

The Group also owns positions in other banks/thrifts, none of which exceeds 5% ownership of the underlying bank/thrift.

WHO CAN VOTE AT THE ANNUAL MEETING

The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date") is December 3, 2002. Stockholders of the Company as of the Record Date are entitled to one vote at the Annual Meeting for each share of Common Stock of the Company, $.01 par value per share, held on the Record Date. The definitive proxy statement filed by the Company stated that there were _________________ shares of Common Stock issued and outstanding on the Record Date.

HOW TO VOTE BY PROXY

To elect the PL Capital Group's nominee to the Board, promptly complete, sign, date and mail the enclosed WHITE proxy card in the enclosed postage-paid envelope. Whether you plan to attend the Annual Meeting or not, we urge you to complete and return the enclosed WHITE proxy card.

Properly executed proxies will be voted in accordance with the directions indicated thereon. If you sign the WHITE proxy card but do not make any specific choices, your proxy, Mr. Richard Lashley (a member of the PL Capital Group) or his designee, will vote your shares as follows:

      o "FOR" the election of our nominee, Mr. Palmer, to the Board of Directors, and "FOR" the election of one person who has been nominated by the Company to serve as director, other than Mr.
            _________________.

You should refer to the Company's proxy statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning the Company's nominees. The PL Capital Group is NOT seeking authority to vote for and will NOT exercise any authority for Mr. ___________ , one of the Company's two nominees. There is no assurance that the Company's nominee will serve if elected with the PL Capital Group's nominee.

If any other matters are presented at the Annual Meeting, your proxy will vote in accordance with the best judgment of the PL Capital Group. At the time this Proxy Statement was mailed, we knew of no matters which were to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only that entity can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such entity and instruct that person to execute and return the WHITE proxy card on your behalf. You should also sign, date and mail the voting instruction form your broker or banker sends you when you receive it. Please do this for each account you maintain to ensure that all of your shares are voted.

VOTING AND PROXY PROCEDURES.

The Board of Directors of Fidelity Bancorp is divided into three classes of directors having staggered terms of three years. Stockholders of Fidelity Bancorp are not permitted to cumulate their votes for the election of directors. If elected, Mr. Palmer would serve for a three-year term expiring in January 2006.

Since the PL Capital Group is only proposing one nominee for the Board of Directors, even if the PL Capital Group nominee is elected, the Company's nominee with the highest number of shares voted in his favor will also be elected. If Mr. Palmer is elected, he would represent a minority interest on the Company's Board of Directors (one of six seats).

The presence of a majority of all of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum. Abstentions are counted for purposes of determining a quorum. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters before stockholders at the Annual Meeting will be treated as shares present for purposes of


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

determining the presence of a quorum on all matters, but will not be entitled to vote at the Annual Meeting on those matters as to which authority to vote is not given to the broker ("broker non-votes"). Accordingly, broker non-votes will not affect the outcome of the election.

Election of Mr. Palmer requires the affirmative vote of a plurality of the votes present in person or represented by proxy at the Annual Meeting.

THE PL CAPITAL GROUP URGES YOU TO VOTE FOR THE ELECTION OF MR. PALMER AS DIRECTOR OF FIDELITY BANCORP BY SIGNING, DATING, AND RETURNING THE ENCLOSED WHITE PROXY CARD AS SOON AS POSSIBLE. PROXIES SOLICITED BY THIS PROXY STATEMENT MAY BE EXERCISED ONLY AT THE ANNUAL MEETING (AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF) IN ACCORDANCE WITH YOUR INSTRUCTIONS AND WILL NOT BE USED FOR ANY OTHER MEETING.

Any proxy may be revoked by you at any time prior to the time a vote is taken by delivering to the Secretary of Fidelity Bancorp a notice of revocation bearing a later date, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person (but attendance at the Annual Meeting will not by itself constitute revocation of a prior-delivered proxy).

Only holders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. If you were a stockholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell your shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares, even if you sell such shares after the Record Date.

If you own any shares of the Common Stock which are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute and return on your behalf the WHITE proxy card. You should also sign, date and mail the proxy form your broker or bank sends you when you receive it. Please do this for each account you maintain to ensure that all of your shares are voted.

If you wish to support Mr. Palmer, please sign, date and return only the WHITE proxy card. If you later vote on management's proxy card (even if it is to withhold authority to vote for management's nominees) you will revoke your previous vote for Mr. Palmer.

ALTHOUGH YOU MAY VOTE MORE THAN ONCE, ONLY ONE PROXY WILL BE COUNTED AT THE ANNUAL MEETING, AND THAT WILL BE YOUR LATEST-DATED, VALIDLY EXECUTED PROXY.

If you have already sent a proxy to management of the Company, you can revoke that proxy by signing, dating and mailing the WHITE proxy card or by voting in person at the Annual Meeting.

IF YOU HAVE SIGNED THE WHITE PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE FIDELITY BANCORP COMMON STOCK REPRESENTED BY THE WHITE PROXY CARD FOR THE ELECTION OF MR. PALMER.

SOLICITATION OF PROXIES; EXPENSES

The entire expense of preparing and mailing this Proxy Statement and any other soliciting material and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation and litigation) will be borne by the PL Capital Group. In addition to the use of the mails, proxies may be solicited by the PL Capital Group, other Participants (as defined below) and/or their


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

employees by telephone, telegram, and personal solicitation, for which no additional compensation will be paid to those persons engaged in such solicitation. Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward solicitation material to the beneficial owners of the Common Stock that such institutions hold, and the PL Capital Group will reimburse such institutions for their reasonable out-of-pocket expenses.

The PL Capital Group has retained D.F. King & Co., a proxy solicitation firm, to assist in the solicitation of proxies at a fee estimated not to exceed $20,000 plus reimbursement of reasonable out-of-pocket expenses. That firm will utilize approximately 15 persons in its solicitation efforts.

The PL Capital Group estimates that its total expenditures relating to the solicitation of proxies will be approximately $75,000 (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation, and litigation). Total cash expenditures to date relating to this solicitation have been approximately $15,000.

The PL Capital Group intends to seek reimbursement from the Company for its actual expenses in connection with this solicitation. If elected, the PL Capital Group and its nominee will submit the matter to a vote of the Company's Board of Directors. The Company's Board of Directors may vote to submit the matter to a vote of the Company's stockholders. If elected to the Company's Board of Directors, Mr. Palmer intends to vote in favor of reimbursing the PL Capital Group and if necessary, submitting the matter to a vote of the Company's stockholders. If the matter is submitted to a vote of the Company's stockholders, the PL Capital Group will vote its shares in favor of such reimbursement.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

PL Capital is a Delaware limited liability company. The principal business of PL Capital is serving as general partner of Financial Edge Fund, a Delaware limited partnership, and Financial Edge Strategic, a Delaware limited partnership. Both limited partnerships invest primarily in equity securities issued by publicly traded companies, with emphasis on investments in banks and thrifts. The managing members of PL Capital are Richard Lashley and John Wm. Palmer.

Goodbody/PL LLC is a Delaware limited liability company. The principal business of Goodbody/PL LLC is serving as general partner of Goodbody/PL LP, a Delaware limited partnership and managing Archimedes Overseas. Goodbody/PL LP invests primarily in equity securities issued by publicly traded companies, with emphasis on investments in banks and thrifts. The managing members of Goodbody/PL LLC are Garrett Goodbody, Richard Lashley and John Wm. Palmer. PL Capital, Goodbody/PL LLC, Financial Edge Fund, Financial Edge Strategic, Goodbody/PL LP, Archimedes Overseas, Mr. Lashley, Mr. Palmer, and Mr. Goodbody each are a participant in the solicitation conducted with this Proxy Statement. Each of them is referred to in this Proxy Statement as a "Participant" and collectively they are the "Participants."

Exhibit A lists certain information regarding ownership of the Common Stock by the Participants and transactions in the Common Stock made by the Participants during the last two years. The PL Capital Group beneficially owns approximately 9.9% of the outstanding shares of Fidelity Bancorp's Common Stock, and currently intends to maintain that approximate level of ownership. The PL Capital Group may, however, change or alter its investment strategy at any time to increase or decrease its holdings in Fidelity Bancorp.

Except as set forth herein, no Participant is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies). PL Capital, as General Partner of Financial Edge and Financial Edge/Strategic is entitled to: (1) a management fee based upon a percentage of partners' capital and (2) an allocation of profits and income. Goodbody/PL LLC, as General Partner of Goodbody/PL LP, and as manager of certain investments of Archimedes Overseas, is entitled to: (1) a management fee based upon a percentage of partners' capital and (2) an allocation of profits and income.

There are no material proceedings to which any Participant or any associate of any Participant is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. Except as described herein, no Participant and no associate of any Participant has any interest in the matters to be voted upon at the Annual Meeting, other than an interest, if any, as a stockholder of the Company.

Except as described herein or in Exhibit A, neither any Participant nor any associate of any Participant (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company's last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $60,000; (2) has been indebted to the Company or any of its subsidiaries; (3) has borrowed any funds for the purpose of acquiring or holding any securities of the Company, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of the Company, any future employment by the Company or its affiliates, or any future transaction to which the Company or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof.

No member of the PL Capital Group has paid any compensation to Mr. Palmer in connection with his becoming a nominee of the PL Capital Group for election to the Board of the Company at the Annual Meeting. The PL Capital Group has agreed to reimburse Mr. Palmer for any expenses or liabilities he personally incurs in connection with the Annual Meeting but has no other arrangements or understandings with him other than as set forth herein. Mr. Palmer agreed to become a nominee of the PL Capital Group in order to further the goals of the PL Capital Group, as set forth in this Proxy Statement.

OTHER MATTERS

The Company's proxy statement, which will be furnished to all stockholders of the Company, will contain information regarding (1) securities ownership of 5% or more beneficial ownership and management; (2) the committees of the Company's Board of Directors; (3) the meetings of the Company's Board of Directors and all committees thereof; (4) the background of the nominees of the Company's Board of Directors; (5) the compensation and remuneration paid and payable to the Company's directors and management; (6) stock price performance; and (7) the submission of stockholder proposals at the Company's next annual meeting of stockholders. The PL Capital Group has no knowledge of the accuracy of the Company's disclosures in its proxy materials.

YOUR VOTE IS IMPORTANT.

NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN WE ARE SEEKING YOUR SUPPORT. PLEASE VOTE FOR MR. PALMER BY SIGNING, DATING, AND MAILING IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE ENCLOSED WHITE PROXY CARD AS SOON AS POSSIBLE. ONLY YOUR LATEST DATED PROXY COUNTS. EVEN IF YOU HAVE ALREADY RETURNED A PROXY TO THE COMPANY'S BOARD OF DIRECTORS, YOU HAVE EVERY LEGAL RIGHT TO REVOKE IT BY SIGNING, DATING, AND MAILING THE ENCLOSED WHITE PROXY CARD OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

PLEASE CALL IF YOU HAVE QUESTIONS:

If you have any questions or require any assistance, please contact D.F. King & Co., proxy solicitors for the PL Capital Group, at the following address and telephone number:

                        D.F. King &Co
                        77 Water Street
                        New York, NY 10038
                        800-207-3156
                        212-809-8839 (fax)

Please also feel free to contact the PL Capital Group:

Mr. Richard Lashley, Principal
Mr. John Wm. Palmer, Principal
c/o PL Capital, LLC
20 East Jefferson Avenue
Suite 22
Naperville, IL  60540
(630) 848-1340
(630) 848-1342 (fax)


IT IS IMPORTANT THAT YOU SIGN AND DATE YOUR WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY. NO POSTAGE IS NECESSARY.


Sincerely,

/s/ Richard Lashley                                    /s/ John Wm. Palmer
Richard Lashley                                        John Wm. Palmer
The PL Capital Group                                   The PL Capital Group


__________________, 2002

                                    Exhibit A
        Additional Information Regarding Members of the PL Capital Group

The following table sets forth information regarding holdings of Common Stock by members of the PL Capital Group (who together constitute a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934):

------------------------------------- -------------------------- ------------------- -------------------
         Participant & Address        Shares Participant Holds    Percent of Class     Shares Held By
                                      or May Be Deemed to Hold                         Non-Participant
                                            Beneficially                                 Associates
------------------------------------- -------------------------- ------------------- -------------------
Richard Lashley                                305,250                  9.9%                  0
c/o PL Capital, LLC
20 East Jefferson Avenue, Suite 22
Naperville, IL 60540
------------------------------------- -------------------------- ------------------- -------------------
John Wm. Palmer                                305,250                  9.9%                  0
c/o PL Capital, LLC
20 East Jefferson Avenue, Suite 22
Naperville, IL 60540
------------------------------------- -------------------------- ------------------- -------------------
PL Capital, LLC                                305,250                  9.9%                  0
20 East Jefferson Avenue, Suite 22
Naperville, IL 60540
------------------------------------- -------------------------- ------------------- -------------------
Financial Edge Fund, LP                        305,250                  9.9%                  0
c/o PL Capital, LLC
20 East Jefferson Avenue, Suite 22
Naperville, IL 60540
------------------------------------- -------------------------- ------------------- -------------------
Financial Edge/Strategic Fund, LP              305,250                  9.9%                  0
c/o PL Capital, LLC
20 East Jefferson Avenue, Suite 22
Naperville, IL 60540
------------------------------------- -------------------------- ------------------- -------------------
Garrett Goodbody                               305,250                  9.9%                  0
55 Mudge Pond Road
Sharon, CT  06069
------------------------------------- -------------------------- ------------------- -------------------
Goodbody/PL Capital, LLC                       305,250                  9.9%                  0
c/o PL Capital, LLC
20 East Jefferson Avenue, Suite 22
Naperville, IL 60540
------------------------------------- -------------------------- ------------------- -------------------
Goodbody/PL Capital, LP                        305,250                  9.9%                  0
c/o PL Capital, LLC
20 East Jefferson Avenue, Suite 22
Naperville, IL 60540
------------------------------------- -------------------------- ------------------- -------------------

No member of the PL Capital Group owns any shares of the Common Stock of record but not beneficially.

Transactions In Stock of the Fidelity Bancorp
The following transactions are the only transactions during the past two years with regard to the Common Stock. All transactions are purchases unless otherwise identified.

------------------------------------------- --------------------
        Financial Edge Fund, L.P.            Number of Shares
                   Date                      Purchased (Sold)
------------------------------------------- --------------------
                  8/8/00                           7,500
------------------------------------------- --------------------
                 8/31/00                           6,450
------------------------------------------- --------------------
                 9/13/00                           3,900
------------------------------------------- --------------------
                 9/19/00                           1,950
------------------------------------------- --------------------
                 9/25/00                           7,500
------------------------------------------- --------------------
                 10/02/00                          5,850
------------------------------------------- --------------------
                 10/05/00                          2,250
------------------------------------------- --------------------
                 10/09/00                          1,500
------------------------------------------- --------------------
                 10/17/00                          1,800
------------------------------------------- --------------------
                 11/03/00                          3,000
------------------------------------------- --------------------
                 12/22/00                          7,500
------------------------------------------- --------------------
                 7/24/01                           3,600
------------------------------------------- --------------------
                 7/27/01                           7,050
------------------------------------------- --------------------
                 9/19/01                           4,500
------------------------------------------- --------------------
                 10/05/01                          3,750
------------------------------------------- --------------------
                 10/23/01                         159,450
------------------------------------------- --------------------
                 10/23/01                        (30,000)
------------------------------------------- --------------------
                  5/9/02                           4,500
------------------------------------------- --------------------

------------------------------------------- --------------------
   Financial Edge Strategic Fund, L.P.       Number of Shares
                   Date                      Purchased (Sold)
------------------------------------------- --------------------
                 7/19/01                           4,500
------------------------------------------- --------------------
                 10/23/01                         30,000
------------------------------------------- --------------------
                 12/31/01                           450
------------------------------------------- --------------------
                 1/15/02                          10,950
------------------------------------------- --------------------
                 5/13/02                          29,300
------------------------------------------- --------------------

------------------------------------------- --------------------
        Goodbody PL Capital, L.P.            Number of Shares
                   Date                      Purchased (Sold)
------------------------------------------- --------------------
                 4/23/01                          15,000
------------------------------------------- --------------------
                 10/23/01                          3,000
------------------------------------------- --------------------

------------------------------------------- --------------------
         Archimedes Overseas LTD             Number of Shares
                   Date                      Purchased (Sold)
------------------------------------------- --------------------
                 5/23/01                           6,750
------------------------------------------- --------------------
                 5/13/02                           3,000
------------------------------------------- --------------------

------------------------------------------- --------------------
            Richard J. Lashley               Number of Shares
                   Date                      Purchased (Sold)
------------------------------------------- --------------------
                 10/23/01                           150
------------------------------------------- --------------------


------------------------------- ----------------------------
       John Wm. Palmer          Number of Shares Purchased
             Date                         (Sold)
------------------------------- ----------------------------
           10/23/02                         100
------------------------------- ----------------------------


The total number of shares held by the Group is 305,250, approximately 9.9% of the Company's total shares outstanding.

The amount of funds expended by Financial Edge Fund to acquire the 202,050 shares of Common Stock it holds in its name is $3,124,745. Such funds were provided in part from Financial Edge Fund's available capital and, from time to time, in part by margin account loans from subsidiaries of The Bear Stearns Companies, Inc. ("Bear Stearns"), extended in the ordinary course of business.

The amount of funds expended by Financial Edge Strategic to acquire the 75,200 shares of Common Stock it holds in its name is $1,380,369. Such funds were provided in part from Financial Edge Strategic's available capital and, from time to time, in part by margin account loans from Bear Stearns extended in the ordinary course of business.

The amount of funds expended by Goodbody/PL LP to acquire the 18,000 shares of Common Stock it holds in its name is $264,750. Such funds were provided in part from Goodbody/PL LP's available capital and, from time to time, in part by margin account loans from subsidiaries of Bear Stearns, extended in the ordinary course of business.

The amount of funds expended by Archimedes to acquire the 9,750 shares of Common Stock it holds in its name is $157,370. Such funds were provided in part from Archimedes' available capital and, from time to time, in part by margin account loans from subsidiaries of Bear Stearns, extended in the ordinary course of business.

The amount of funds expended by Mr. Lashley to acquire the 150 shares of Common Stock he holds in his name is $2,561. Such funds were provided from Mr. Lashley's personal funds.

The amount of funds expended by Mr. Palmer to acquire the 100 shares of Common Stock he holds in his name is $2,210. Such funds were provided from Mr. Palmer's personal funds.

All purchases of Common Stock made by members of the Group using funds borrowed from Bear Stearns, if any, were made in margin transactions on those firms' usual terms and conditions. All or part of the shares of Common Stock owned by members of the Group may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such entities to members of the Group. Such loans generally bear interest at a rate based upon the broker's call rate from time to time in effect. Such indebtedness, if any, may be refinanced with other banks or broker-dealers.

As of the date of this filing, none of the above entities have margin loans outstanding against the Common Stock.

None of Messrs. Lashley, Goodbody and Palmer is required to file reports under
Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock.

                                      PROXY

   THIS PROXY IS SOLICITED BY THE PL CAPITAL GROUP IN OPPOSITION TO THE BOARD
                     OF DIRECTORS OF FIDELITY BANCORP, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Richard Lashley, with full power of substitution, as proxy for the undersigned, to vote all shares of common stock, par value $1.00 per share, of Fidelity Bancorp, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on September 30, 2002 at 11:00 a.m. (local time) or any adjournments thereof (the "Annual Meeting"), as follows:

1.       ELECTION OF DIRECTORS -- To elect JOHN WM. PALMER:

                     [ ]   FOR       [ ]   WITHHOLD

To withhold authority to vote for the election of any nominee(s), write the name(s) of such nominee(s) in the following space. (You can withhold authority for Mr. Palmer by writing his name in the following space below or by marking an X next to the WITHHOLD box above):





The PL Capital Group intends to use this proxy to vote for one person who has been nominated by the Company for election as a director, other than the Company nominee noted below. You should refer to the Company's proxy statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning the Company's nominees. The PL Capital Group is NOT seeking authority to vote for and will NOT exercise any authority for Mr. _________________, one of the Company's two nominees. There is no assurance that the Company's nominee will serve if elected with the PL Capital Group's nominee. You may withhold authority to vote for an additional Company nominee, by writing the name of the Company nominee in the following space below:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder. Unless otherwise specified, this proxy will be voted "FOR" the election of the PL Capital Group's nominee as Director. This proxy revokes all prior proxies given by the undersigned.

In his discretion, the person to whom this proxy is granted is authorized to vote upon such other business that may properly come before the Annual Meeting, as provided in the proxy statement provided herewith.

Dated:_______________________________________________________

Signature:___________________________________________________

Signature (if held jointly):_________________________________

Title:_______________________________________________________

Please sign exactly as your name(s) appear on the proxy cards previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy card votes all shares held in all capacities.

                PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD TODAY